EXHIBIT 10.1

Bucyrus International, Inc. Non-Employee Director Compensation

Effective October 1, 2007

We pay our non-employee directors an annual retainer fee of $35,000, with fees payable in advance on a quarterly basis. We also pay an annual retainer fee to our non-employee directors of $75,000 worth of our common stock, with the stock to be granted at each annual stockholders’ meeting or upon initial election or new appointment to our Board of Directors (with a prorated stock grant being made for non-employee directors whose initial election or new appointment occurs on or after July 1 of any year). Our non-employee directors may elect to receive shares of our common stock in lieu of their cash fees.

Our non-employee directors also receive $1,500 per Board and committee meeting attended. Our Board committee chairmen receive an additional fee of $1,000 per committee meeting. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.